Exhibit (h)(1)(i)

January 21, 2011

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Administrative Services Agreement dated November 19, 2003, as amended and restated on November 30, 2008, between ING Partners, Inc. and ING Funds Services, LLC, as amended (the “Agreement”), we hereby notify you of our intention to modify the administrative services fee for ING Global Bond Portfolio (the “Portfolio”) (formerly, ING Oppenheimer Global Strategic Income Portfolio), effective on or about January 21, 2011, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A and Amended Schedule B of the Agreement. The Amended Schedule A and Amended Schedule B are attached hereto.

The Amended Schedule A and the Amended Schedule B have also been updated 1) to reflect the name change noted above for ING Oppenheimer Global Strategic Income Portfolio to ING Global Bond Portfolio, and 2) by the removal of ING Baron Asset Portfolio, because this series recently merged into another fund and dissolved.

Please signify your acceptance to the modified administrative services fee with respect to the Portfolio by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.

ACCEPTED AND AGREED TO:
ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Partners, Inc.

AMENDED SCHEDULE A

SERIES OF

ING PARTNERS, INC.

ING Columbia Small Cap Value Portfolio

ING Global Bond Portfolio (formerly, ING Oppenheimer Global Strategic Income Portfolio)

ING Pioneer High Yield Portfolio

ING Templeton Foreign Equity Portfolio

AMENDED SCHEDULE B

ADMINISTRATIVE SERVICES FEES

SERIES	FEES

ING Columbia Small Cap Value Portfolio	0.10%

ING Global Bond Portfolio (formerly, ING Oppenheimer Global Strategic Income Portfolio)	0.10%

ING Pioneer High Yield Portfolio	0.10%

ING Templeton Foreign Equity Portfolio	0.10%